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EXHIBIT 3.1

                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                          ALLERGY RESEARCH GROUP, INC.

         ALLERGY RESEARCH GROUP, INC., a corporation organized and existing under the Florida Business Corporation Act, (the "Corporation") does hereby certify:

1. In accordance with the provisions of Sections 607.0704, 607.1003, 607.1006, and 607.1007 of the Florida Business Corporation Act, the Corporation's Board of Directors recommended, and the vote cast for the amendment by the Corporation's sole shareholder was sufficient for approval, of the following amendments and restatement of the Corporation's Articles of Incorporation, which has been amended and restated to read, effective as of September 12, 2008, in its entirety:

                                   ARTICLE I

         The name of the Corporation is Allergy Research Group, Inc. (the "Corporation").

                                   ARTICLE II

         The address of the Corporation's principal place of business and mailing address is 180 Vanderbilt Motor Parkway, Hauppauge, NY 11788.

                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act (FBCA) as the same exists or may hereafter be amended.

                                   ARTICLE IV

         The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100), consisting of one hundred (100) shares of Common Stock, par value $0.001 per share.

                                   ARTICLE V

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE VI

         The address of the Corporation's registered office in the State of Florida is 1200 South Pine Island Road, Plantation, Florida 33324. The name of its registered agent at such address is CT Corporation System.


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                                  ARTICLE VII

         Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VIII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

         To the fullest extent permitted by the FBCA, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that the FBCA does not apply. The Corporation is authorized to provide by Bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

                                   ARTICLE X

         The Corporation expressly elects not to be governed by Section 607.0901 and 607.0902 of the FBCA.

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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be executed by the undersigned, a duly authorized officer thereof, as of the date first written above.


                                           ALLERGY RESEARCH GROUP, INC.



                                           By:  /s/ Manfred Salomon
                                              ----------------------------------
                                                Name:   Manfred Salomon
                                                Title:  Chief Operating Officer